UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2008

ARCADIA RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)
001-32935	88-0331369
(Commission File Number)	(IRS Employer Identification No.)

9229 Delegates Row, Suite 260, Indianapolis, Indiana 46240

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 569-8234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers.

On January 16, 2008, Arcadia Resources, Inc. ("Arcadia" or the "Company") announced the resignation of Lynn K. Fetterman from his position as Interim Chief Financial Officer and Interim Treasurer of the Company, effective February 1, 2008. Mr. Fetterman will remain employed by the Company until May 24, 2008 to facilitate the transition of the incoming Chief Financial Officer and Treasurer.

(c) Appointment of Certain Officers.

On January 16, 2008, the Company announced the appointment of Matthew R. Middendorf to serve as Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer, effective February 1, 2008.

Mr. Middendorf, age 37, has served as a consultant to Arcadia HealthCare since January 2007, providing day-to-day financial and accounting support to the Interim CFO and working on special projects for the CEO. From October 2004 to November 2006, Mr. Middendorf was the Corporate Controller and Director of Financial Reporting for Workstream, Inc., a publicly-traded software company. Prior to working for Workstream, Inc., Mr. Middendorf worked in public accounting for more than a decade, most recently with Grant Thornton in its Seattle office from January 2001 to August 2004. He has significant experience working with mid-size companies in the technology, healthcare and banking industries. Mr. Middendorf holds a Bachelor of Science Degree in Accountancy from the University of Illinois and passed the CPA exam in 1992.

Mr. Middendorf and the Company have entered into an employment agreement, effective February 1, 2008 (the "Agreement"). Mr. Middendorf's annual base salary will be two hundred fifty thousand dollars ($250,000) which will be prorated for the remainder of fiscal year 2008. The Company has also agreed to allow Mr. Middendorf to participate in any present or future bonus or incentive plans, as well as other benefit plans that are available to senior executives of Arcadia. Mr. Middendorf will receive a one-time relocation allowance of $7,500 and a monthly automobile allowance of $500.

Mr. Middendorf's employment with Arcadia will commence on February 1, 2008 and will continue until terminated by the Company or until Mr. Middendorf resigns, dies or becomes disabled. Upon Mr. Middendorf's death or disability, Mr. Middendorf's employment will immediately terminate. The employment agreement may be terminated by the company without cause or Mr. Middendorf may resign for good reason, and in either case, Mr. Middendorf will continue to receive his base salary and COBRA benefits for a period of six (6) months, with no mitigation obligations. In the event Mr. Middendorf's employment is terminated by the Company with cause or he resigns for any reason other than good reason, Mr. Middendorf will receive only his base salary through the date of termination plus accrued vacation, declared but unpaid bonuses and unreimbursed business expenses. In the event Mr. Middendorf's employment is terminated or he resigns for any reason, he will be subject to non-competition and non-solicitation restrictions for a period of one (1) year.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed with the Company's next periodic report.

In addition, on February 1, 2008, Mr. Middendorf will receive a grant of 150,000 shares of restricted stock of Arcadia. Such grant will be made under Arcadia's 2006 Equity Incentive Plan. The restricted shares shall vest quarterly over 4 years commencing March 31, 2008. Restricted shares which have not vested will be forfeited by Mr. Middendorf only in the event of termination for cause or resignation without good reason. If his employment is terminated without cause or he resigns for good reason, the restricted shares shall continue to vest as if Mr. Middendorf's employment with Arcadia were continuing.

There are no arrangements or other understandings between Mr. Middendorf and any other person pursuant to which Mr. Middendorf was selected as a principal officer of the Company. Neither Mr. Middendorf nor any member of his immediate family has, since the beginning of the Company's last fiscal year, been or is a party, directly or indirectly, to any transaction or currently proposed transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On January 16, 2008, the Company issued a press release announcing the appointment of Matthew R. Middendorf as the new Chief Financial Officer and Treasurer of Arcadia. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information included in this Item 7.01 as well as Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Exhibit Description
99.1	Press Release dated January 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc. By: /s/ Michelle M. Molin Michelle M. Molin Its: General Counsel, Executive Vice President and Secretary

Dated: January 17, 2008